Exhibit 99.1

Park Dental Partners Announces Third Quarter 2026 Results

FOR IMMEDIATE RELEASE

Minneapolis, Minn. — November 12, 2026 — Park Dental Partners, Inc. (NASDAQ: PARK) and affiliated dental practices (“Park Dental Partners,” “we,” “our,” “us,” or the “Company”) today reported its third quarter financial results for 2026.  Summary financial results are listed below and in the accompanying supplemental financial tables.

(Unaudited, in millions, except per share data,	Three Months Ended September 30,				Nine Months Ended September 30,
and Doctor counts)	2026	2025	Change		2026	2025	Change
Revenue	$64.9	$61.3	6.0%		$193.8	$183.3	5.8%
Gross Margin	$8.2	$9.4	(13.3)%		$24.1	$31.2	(22.8)%
Gross Margin percentage	12.6%	15.4%	(280)	bps	12.4%	17.0%	(460)	bps
Net Income	$1.7	$1.3	36.1%		$2.7	$5.4	(50.6)%
Diluted EPS	$0.27	$0.72	$(0.45)		$0.43	$3.06	$(2.63)

Adjusted Gross Margin(a)	$12.1	$11.9	1.6%		$39.0	$37.9	2.9%
Adjusted Gross Margin Percentage(a)	18.6%	19.4%	(80)	bps	20.1%	20.7%	(60)	bps
Adjusted EBITDA(b)	$5.0	$5.3	(6.2)%		$17.1	$18.3	(6.5)%
Adjusted EBITDA margin(b)	7.7%	8.7%	(100)	bps	8.8%	10.0%	(120)	bps
Adjusted Diluted EPS(c)	$0.57	$1.19	$(0.62)		$1.68	$4.21	$(2.53)

Same Practice Revenue Growth	3.2%	9.9%	(670)	bps	3.0%	5.8%	(280)	bps
Practicing Affiliated Doctors	225	218	3.2%

(a)	See Non GAAP Reconciliation of Gross Margin to Adjusted Gross Margin below
(b)	See Non GAAP Reconciliation of Net Income to Adjusted EBITDA below
(c)	See Non GAAP Reconciliation of Earnings Per Share to Adjusted Earnings Per Share below

Executive Commentary – Pete Swenson, Chief Executive Officer and Chair of the Board of Directors

"Third-quarter revenue increased 6%, supported by same-practice growth, an expanding affiliated doctor base and contributions from recently acquired practices. We have made meaningful progress adding clinical capacity and strengthening our platform, and our focus now is converting that capacity and revenue growth into improved productivity and stronger earnings performance.

The completion of the Village Family transaction represents an important step in our growth strategy and extends our affiliated practice network into a fourth state. We remain focused on disciplined integration, supporting our affiliated practices and executing against the opportunities already within our business.”

Financial Results

●	Revenue increased 6.0% to $64.9 million for the third quarter of 2026, compared to $61.3 million in the prior-year period. For the first nine months of 2026, revenue increased 5.8% to $193.8 million, compared to $183.3 million in the prior-year period. The increases were primarily driven by reimbursement trends, acquisitions completed since the comparable prior-year periods, and growth in clinical hours. Revenue from acquisitions in the past 12 months contributed approximately $1.2 million in the quarter and $3.7 million year-to-date.
●	Gross margin was $8.2 million for the third quarter of 2026, compared to $9.4 million in the prior-year period. For the first nine months of 2026, gross profit was $24.1 million, compared to $31.2 million in the prior-year period. Gross profit was impacted by higher salaries and benefits expense, including doctor share-based compensation associated with the Company's public company transition.
●	Net income was $1.7 million, or $0.27 per diluted share, for the third quarter of 2026, compared to $1.3 million, or $0.72 per diluted share, in the third quarter of 2025. For the first nine months of 2026, net income was $2.7 million, or $0.43 per diluted share, compared to $5.4 million, or $3.06 per diluted share, in the prior-year period.
●	Adjusted EBITDA was $5.0 million for the third quarter of 2026, compared to $5.3 million in the prior-year period. For the first nine months of 2026, Adjusted EBITDA was $17.1 million, compared to $18.3 million in the prior-year period.
●	Adjusted diluted earnings per share was $0.57 for the third quarter of 2026, compared to $1.19 in the prior-year period. For the first nine months of 2026, adjusted diluted earnings per share was $1.68, compared to $4.21 in the prior-year period.

Affiliated Practice Updates

●	As of September 30, 2026, we supported 88 affiliated practices and 225 affiliated doctors.
●	Third quarter patient retention rate was 90.2%.
●	Patient visits increased to 180,955 across our affiliated dental practices.
●	During the third quarter our affiliated dental practices completed one general practice acquisition in Arizona, as previously announced on September 23, 2026. The acquired practice’s impact on revenues and net earnings was not material for the quarter.
●	As announced earlier this week, we completed the acquisition of Village Family DSO on November 6, 2026. The Village Family DSO is currently affiliated with Village Family Dental practices, a multi-specialty dental group based in Fayetteville, North Carolina. Integration activities commenced immediately following completion of the acquisition and Village Family financial performance will be included in our financial results beginning in the fourth quarter of 2026.

Balance Sheet, Liquidity, and Cash Flow

●	Cash and cash equivalents were $23.2 million as of September 30, 2026.
●	Total debt outstanding was approximately $10.6 million as of September 30, 2026, and our $15 million line of credit was undrawn at quarter end.
●	Total shares outstanding were 5.1 million shares as of the end of the quarter.
●	We generated $12.0 million in operating cash flow in the first nine months of 2026, a decrease of $4.8 million compared to the prior year that was driven by timing of working capital.
●	Year-to-date capital investments were $7.6 million.

Full-Year 2026 Outlook

Following the completion of the Village Family DSO acquisition, we have incorporated the expected contribution from Village Family DSO for the remainder of 2026 into our full-year outlook. The outlook reflects Village Family DSO’s expected contribution from the closing date through year-end, as well as our current expectations for existing operations.

The updated outlook also reflects increased investment in clinical capacity, including the hiring and onboarding of additional hygienists during the second half of the year, as well as the impact of the cybersecurity event experienced during the third quarter. We believe the additional investments in clinical capacity position our affiliated practices to serve additional patient demand and support future growth.

	Year Ending	Year Ended	Percent
	December 31, 2026	December 31, 2025	Change
($ in millions)	(Outlook)	(Actual)	(At Midpoint)
Revenue	$262.0 – $265.0	$244.5	5.5%
Adjusted EBITDA	$21.2 – $22.2	$22.0	—
Adjusted EBITDA margin	8.1% - 8.4%	9.0%

The outlook assumes continued patient demand across general and specialty services, stable reimbursement trends, ongoing recruitment and retention initiatives, and contributions from recently affiliated practices. We continue to monitor patient demand, industry and professional staffing trends that could impact our outlook.

We expect to provide our full-year 2027 outlook in connection with the reporting of our fourth-quarter and full-year 2026 results.

Conference Call

As previously announced, the Company will host a conference call to discuss these results tomorrow morning, Friday, November 13, 2026, at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).

A live webcast of the call will be accessible by registering using the link below or through the Investor Relations section of the Company’s website at https://investors.parkdentalpartners.com. A replay of the webcast will be available on the website for a limited time following the call.

About Park Dental Partners, Inc.

Park Dental Partners, Inc., and its subsidiaries (NASDAQ:PARK) is a dental resource organization that has put patients first since the establishment of its general dentistry group in 1972. The Company provides comprehensive business support services, including clinical team members, administrative personnel, facilities, and equipment, to its affiliated general and multi-specialty dental practices. As of September 30, 2026, the Company has supported 225 affiliated doctors across 88 practice locations in three states. The Company’s clinical support team consists of over 1,000 hygienists, dental assistants, and patient care coordinators that support affiliated doctors in operating their practices. The mission of our affiliated dental practices since inception has been to ensure patients enjoy the benefits of a lifetime of good oral health. This mission continues to be the driving force behind our organization today.

Park Dental Partners is based in Roseville, Minnesota. For more information, please visit parkdentalpartners.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into, and should not be considered a part of, this press release.

Basis of Consolidation

In accordance with generally accepted accounting principles in the United States, we consolidate the net assets and results of operations of the affiliated dental practices operating under long-term administrative resource agreements with us. As a result, references to our revenues, our expenses and similar items relating to our results of operations and net assets includes the revenues, expenses and similar items of our affiliated dental practices and all transactions between the affiliated dental practices and us, such as the service fees we charge, are eliminated in consolidation.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may,” “will,” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements because of, among other things, potential risks and uncertainties, such as:

●	Regulatory and compliance risk, including state dental corporate practice of dentistry and fee-splitting restrictions, HIPAA and other privacy/cybersecurity obligations, and evolving healthcare and labor regulations;
●	Reimbursement risk, including risks related to payer mix, reimbursement rates, audit/recoupment activity, enrollment and collections timing, and dependence on significant third-party payors;
●	Our ability to identify, acquire, integrate and effectively support affiliated practices and to execute de novo expansion, and the risk of undiscovered liabilities in acquisitions;
●	Dependence on affiliated dental practices and their clinical performance; our ability to attract, hire and retain dentists, specialists and hygienists; and risks related to ownership transitions of affiliated entities;
●	Competition for patients and clinicians in our markets and the impact on patient volumes and staffing;
●	Macroeconomic conditions, inflation and interest rates, and our geographic concentration, particularly in the markets in which we operate.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP Financial Measures

This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature. Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Park Dental Partners, Inc’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

Please note that the Company has not provided the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the Adjusted EBITDA forward-looking guidance for 2026 included in this press release in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Providing the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, cannot be done without unreasonable effort due to the inherent uncertainty and difficulty in predicting certain non-cash, material and/or non-recurring expenses or benefits; legal settlements or other matters; and

certain tax positions. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.

See Supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

Company Contact Information

Investor Contact:

Park Dental Partners Investor Relations Team

763-233-3377

ir@parkdentalpartners.com

Media Contact:

Park Dental Partners Media Relations Team

651-633-0500

marketing@parkdentalpartners.com

Supplemental Financial Tables

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
REVENUE	$64,926	$61,251	$193,833	$183,286
COST OF SERVICES
Salaries and benefits	41,896	37,785	125,905	110,518
Dental supplies and Laboratory fees	4,474	4,258	13,256	12,834
Office occupancy	4,393	4,043	13,053	12,133
Other practice expenses	3,998	3,726	11,668	10,741
Depreciation	1,983	2,002	5,874	5,861
TOTAL COST OF SERVICES	56,743	51,814	169,756	152,087
GROSS MARGIN	8,183	9,437	24,077	31,199
General and administrative expenses	7,863	7,265	23,539	21,573
Depreciation and amortization	434	389	1,276	1,141
OPERATING INCOME (LOSS)	(114)	1,783	(738)	8,485
INTEREST EXPENSE - NET	(89)	(259)	(347)	(930)
INCOME (LOSS) BEFORE TAXES	(203)	1,524	(1,085)	7,555
PROVISION/(BENEFIT) FOR INCOME TAXES	(1,905)	274	(3,746)	2,168
NET INCOME	$1,702	$1,251	$2,661	$5,387
Earnings per share:
Basic	$0.35	$0.72	$0.58	$3.06
Diluted	$0.27	$0.72	$0.43	$3.06
Basic weighted-average number of common shares outstanding	4,838,267	1,729,179	4,599,514	1,761,510
Diluted weighted-average number of common shares outstanding	6,360,881	1,729,179	6,179,442	1,761,510

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)

	At September 30,	At December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$23,226	$25,185
Accounts receivable – net of allowance	8,916	6,991
Other current assets	8,385	5,726
Total current assets	40,527	37,902
OTHER ASSETS:
Property and equipment and lease assets	75,521	73,828
Goodwill and Intangible assets, nets	32,527	28,360
Other assets	41,212	38,093
Total other assets	149,260	140,281
TOTAL ASSETS	$189,787	$178,183
LIABILITIES AND DEFICIT
Accounts payable and other accrued liabilities	$5,710	$6,291
Payroll, benefits and short term deferred compensation	16,927	16,716
Current portion of debt and lease liabilities	8,945	8,606
Deferred Revenue and other current liabilities	5,276	4,120
Total current liabilities	36,858	35,733
LONG-TERM LIABILITIES:
Deferred compensation	68,147	68,417
Long-term debt and lease liabilities	50,078	51,744
Other long-term liabilities	607	486
Total long-term liabilities	118,832	120,647
TOTAL LIABILITIES	$155,690	$156,380
Total shareholders’ equity	$34,097	$21,803
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$189,787	$178,183

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,661	$5,387
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,150	7,002
Deferred income taxes	(1,524)	—
Change in cash surrender value of life insurance	(1,083)	(1,589)
Noncash lease and loss on disposal of equipment	46	24
Share based compensation	9,137	—
Interest received on notes to related parties	4	—
Changes in operating assets and liabilities	(4,425)	5,961
Net cash flows from operating activities	11,966	16,785
NET CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	$(7,571)	$(6,005)
Life insurance premiums paid	(491)	(1,287)
Payments for purchases of dental practices	(4,090)	(804)
Issuance of notes to related parties	(600)	—
Collection of notes to related parties	173	—
Net cash flows used in investing activities	(12,579)	(8,096)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Dental practice purchase payments on deferred notes	$(289)	$(568)
Net change in checks issued in excess of cash balances	(96)	(243)
Net payments on debt and capital leases	(1,457)	(1,470)
Cash paid for Share Repurchase	—	(704)
Issuance of common shares	496	—
Net cash flows used in financing activities	(1,346)	(2,985)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,959)	5,704
CASH AND CASH EQUIVALENTS – Beginning of period	25,185	2,672
CASH AND CASH EQUIVALENTS - End of period	$23,226	$8,376

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS MARGIN TO ADJUSTED GROSS MARGIN (unaudited)

(in thousands)

	For the three months ended				For the nine months ended
	September 30,				September 30,
	2026		2025		2026		2025
Gross Margin	$8,183	12.6%	$9,437	15.4%	$24,077	12.4%	$31,199	17.0%
Addback:
Share based compensation	1,806	2.8%	-	0.0%	8,269	4.3%	-	0.0%
Restructuring(1)	32	0.0%	-	0.0%	69	0.0%	109	0.1%
Deferred compensation(2)	72	0.1%	444	0.7%	664	0.3%	698	0.4%
Depreciation	1,983	3.1%	2,002	3.3%	5,874	3.0%	5,861	3.2%
Adjusted Gross Margin	$12,076		$11,883		$38,953		$37,867
Adjusted Gross Margin Percentage		18.6%		19.4%		20.1%		20.7%

(1)	Restructuring costs primarily consist of gains and losses from the disposal of equipment.
(2)	Deferred compensation costs primarily consist of expenses incurred with the Company's active and inactive deferred compensation arrangements.

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (unaudited)

(in thousands)

	For the three months ended				For the nine months ended
	September 30,				September 30,
	2026		2025		2026		2025
Net Income	$1,702	2.6%	$1,251	2.0%	$2,661	1.4%	$5,387	2.9%
Addback/(Deduct):
Provision/(Benefit) for income taxes	(1,905)	(2.9%)	274	0.4%	(3,746)	(1.9%)	2,168	1.2%
Interest expense, net	89	0.1%	259	0.4%	347	0.2%	930	0.5%
Depreciation and amortization	2,417	3.7%	2,391	3.9%	7,150	3.7%	7,002	3.8%
EBITDA	$2,303	3.5%	$4,175	6.8%	$6,412	3.3%	$15,487	8.4%
Adjustments:
Share based compensation	2,078	3.2%	-	0.0%	9,137	4.7%	-	0.0%
Acquisition and integration costs(1) (5)	484	0.7%	-	0.0%	831	0.4%	-	0.0%
Initial public offering costs(2) (5)	-	0.0%	680	1.1%	21	0.0%	1,947	1.1%
Restructuring(3) (5)	32	0.0%	-	0.0%	69	0.0%	184	0.1%
Deferred compensation(4)	72	0.1%	444	0.7%	664	0.3%	698	0.4%
Adjusted EBITDA	$4,969		$5,299		$17,134		$18,316
Adjusted EBITDA Percentage		7.7%		8.7%		8.8%		10.0%

(1)	Acquisition integration costs primarily consist of expenses related to acquisition related legal costs and integration related costs.
(2)	Initial public offering costs primarily consist of expenses incurred in connection with the Company’s initial public offering.
(3)	Restructuring costs primarily consist of gains and losses from the disposal of equipment.
(4)	Deferred compensation costs primarily consist of expenses incurred with the Company's active and inactive deferred compensation arrangements.
(5)	Prior-period amounts have been recast to conform to the current-period presentation. The recast reflects the reclassification of amounts previously reported as restructuring costs into initial public offering costs, acquisition and integration costs, and restructuring costs and had no impact on total non-GAAP adjustments.

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (unaudited)

(in thousands, except share and per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS:	$1,702	$1,251	$2,661	$5,387
Adjustments:
Share based compensation	2,078	-	9,137	-
Acquisition and integration costs(1) (6)	484	-	831	-
Initial public offering costs(2) (6)	-	680	21	1,947
Restructuring(3) (6)	32	-	69	184
Deferred compensation(4)	72	444	664	698
Income tax effect of the Adjustments(5)	(746)	(315)	(3,002)	(792)
ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$3,622	$2,060	$10,381	$7,424

Adjusted Weighted Average Diluted Shares - Reconciliation
WEIGHTED-AVERAGE SHARES USED IN COMPUTING GAAP NET EARNINGS PER SHARE, DILUTED	6,360,881	1,729,179	6,179,442	1,761,510
ADJUSTED WEIGHTED AVERAGE DILUTED SHARES USED IN COMPUTING ADJUSTED EARNINGS PER SHARE, DILUTED	6,360,881	1,729,179	6,179,442	1,761,510

ADJUSTED DILUTED EARNINGS PER SHARE:	$0.57	$1.19	$1.68	$4.21

(1)	Acquisition integration costs primarily consist of expenses related to acquisition related legal costs and integration related costs.
(2)	Initial public offering costs primarily consist of expenses incurred in connection with the Company’s initial public offering.
(3)	Restructuring costs primarily consist of gains and losses from the disposal of equipment.
(4)	Deferred compensation costs primarily consist of expenses incurred with the Company's active and inactive deferred compensation arrangements.
(5)	Income tax effect is based on an estimated long-term annual effective tax rate of 28% tax rate for the three and nine months ended September 30, 2026 and September 30, 2025. The Company's estimated long-term annual effective tax rate excludes certain non-cash items such as share based compensation arrangements, and is used in order to provide consistency across periods.
(6)	Prior-period amounts have been recast to conform to the current-period presentation. The recast reflects the reclassification of amounts previously reported as restructuring costs into initial public offering costs, acquisition and integration costs, and restructuring costs and had no impact on total non-GAAP adjustments.

PARK DENTAL PARTNERS, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING METRICS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Patient Visits(1)	180,955	179,111	545,051	540,240
Same Practice Revenue Growth(2)	3.2%	9.9%	3.0%	5.8%
Patient Retention Rate(3)	90.2%	89.8%	90.2%	89.8%
Doctor Count(4)	225	218

(1)	A patient visit is counted when service is provided to a patient at one of our affiliated dental general dentistry practices. Measuring the year-over-year change in patient visits helps us to evaluate how the affiliated dental practices are performing. It also helps with evaluating demand for services which influences decision-making relating to matters such as appropriate staffing levels and recruiting needs. In addition, it influences decision-making processes relating to our marketing, sales and advertising strategies and helps us with evaluating the effectiveness of those strategies. Further, with respect to continuing care patient count, it allows us to evaluate the ability of affiliated dentists to encourage patients to complete their diagnosed dental treatment plans.
(2)	Same practice revenues represent total revenues for same dental practice locations that have been operating for at least 13 full months prior to the end of a given reporting period and which have not been closed, or sold during such period. Measuring the year-over-year change in same practice revenues allows us to evaluate how affiliated dental practices are performing. We believe various factors affect comparable practice revenues, including patient demand for dental services, economic trends, dentist and hygienist staffing levels, availability of dentists and hygienists, pricing, competition, visibility and accessibility of the dental practices, quality of the tenants surrounding the dental practices, clinical hours and the level of patient service provided inside and outside of the dental practices.
(3)	Patient retention rate is calculated by counting patients that remain active at the beginning and end of a twelve-month period. Active patients are defined as general dentistry patients having been seen by our affiliated dental practices within the past 36 months, or last 18 months for patients under the age of 18. Patients who have not been seen by our affiliated dental practices within these time periods are removed from our active patient lists. This methodology is aligned with ADA clinical procedure codes, and is consistent with treatment protocols for new patients, before being considered an active patient again. Measuring the year-over-year and quarter-over-quarter change in patient retention allows us to evaluate the recurring nature of patient visits at the dental practices and affiliated dentists which influences decision-making around matters such as appropriate levels of staffing, recruiting, advertising and facility expansion opportunities.
(4)	Dentists operating in one of our affiliated dental practices are included in this calculation, which includes both full and part-time dentists. Measuring the year-over-year and quarter-over- quarter change in dentist count allows us to evaluate the production capacity of affiliated dental practices. It also influences decision-making relating to matters such as appropriate staffing levels and recruiting needs.